NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

Stratus Properties Inc. Announces Receipt of NASDAQ Letter
Granting Continued Listing

Austin, Texas, July 10, 2009 – Stratus Properties Inc. (NASDAQ: STRS) announced today that on July 8, 2009, Stratus received a letter from The NASDAQ Stock Market, Inc. advising Stratus that the NASDAQ Listing Qualifications Hearings Panel (the “Panel”) has granted Stratus’ request for continued listing on The NASDAQ Stock Market.  The terms of the Panel’s decision include a condition that Stratus file its quarterly report on Form 10-Q for the quarter ended March 31, 2009 (the “First Quarter 2009 Form 10-Q”) by July 24, 2009.  Upon the filing of the First Quarter 2009 Form 10-Q on or before July 24, 2009, Stratus will regain compliance with the continued listing requirements set forth in NASDAQ Marketplace Rule 5250(c)(1), which requires timely filing of periodic reports with the Securities and Exchange Commission.  Stratus is working diligently to complete the preparation of the First Quarter 2009 Form 10-Q and expects to file the First Quarter 2009 Form 10-Q no later than July 24, 2009.  In the event Stratus is unable to do so, Stratus’ common stock may be delisted from NASDAQ.

Stratus is a diversified real estate company engaged in the acquisition, development, management, operation and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.

CAUTIONARY STATEMENT. This press release contains certain forward-looking statements, including statements as to returning to compliance with NASDAQ Marketplace Rules and the timing of filing of Stratus’ Form 10-Q for the quarter ended March 31, 2009. Any forward-looking statements contained in this press release are based upon Stratus’ historical performance and its current plans, estimates and expectations, all of which may change or may not be achieved. Stratus disclaims any obligation to update the forward-looking statements in the future. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause future results or events to differ materially from those expected, including the timing of the completion of its First Quarter 2009 Form 10-Q, any action taken by NASDAQ or the SEC in response to the timing or the content of the First Quarter 2009 Form 10-Q, uncertainties regarding the future performance of the United States economy and the real estate markets and other factors affecting the operation of Stratus’ business, including those described in detail in Stratus’ annual report on Form 10-K for the fiscal year ended December 31, 2008 and subsequent periodic reports filed with the SEC.

A copy of this press release and additional information about Stratus are available on the Company’s web site at http://www.stratusproperties.com.